Level & Co

**CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.**

**CONSIGNMENT AGREEMENT**
**Contract Number EXT.CA00151**

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|---|---|
| **Consigning Parties: ("Level & Co.")** | Level & Co. Gallery, LLC<br>30 E 74th Street<br>New York, NY 10021 |
| **Date of Agreement:** | April 25th, 2023 |
| **Consignment Period:** | April 25th, 2023 – May 8th, 2023 |
| **Consignee:** | [***] |

**Artwork:**

| | | |
|---|---|---|
| Artist: | Cecily Brown | (the "**Work**") |
| Title: | Yet to Titled | |
| Medium: | Oil on linen | |
| Size: | 23 x 29 in. (58.4 x 73.7 cm.) | |
| Date: | 2019-2020 | |

**Minimum Net Proceeds due to Level & Co.:** US$[***]

**Selling price and Payment:** Consignee may offer the Work for sale to potential purchasers; provided that Level & Co. shall receive no less than the Minimum Net Proceeds. A buyer may be offered extended payment terms of up to thirty (30) days from the date of execution of a written purchase agreement. Payment to Level & Co. will occur within five (5) business days of Consignee's receipt of the purchase price.

**Commission** Consignee shall be entitled to retain a commission of up to [***] of the net sale proceeds received by Level & Co. (the "**Commission**"). Level & Co. reserves the right to request disclosure of the full amount of any purchase price, as well as a redacted copy of any bill of sale or purchase agreement.

Level & Co

**Shipping Address:**

[***]

**Full contact details, email address, phone:**

[***]

**Pickup location:**
UOVO LIC
41-54 22nd St
Queens, NY 11101

**Return location**:
Same as Pickup

**Condition of the Work(s)**

Please see Condition Report attached as Exhibit A.

**Special Handling, Packing, and Installation Instructions:**

- Consignee will document all instances of the uncrating, crating, and installation with reasonable digital images and shall provide same to Level & Co.

Level & Co

## TERMS AND CONDITIONS OF THE CONSIGNMENT AGREEMENT

**1. Consignment Period.**

Level & Co. hereby agrees to consign the Work for potential sale to the Consignee for a period designated on the first page of this Consignment Agreement, unless otherwise mutually agreed by the parties in writing (the "**Consignment Period**").

**2. Commission and Payment.**

(a) In the event that the Work is sold to a third-party buyer (the "**Buyer**") during the Consignment Period, pursuant to the terms and conditions of this Consignment Agreement:

(i) Level & Co. shall receive no less than the Minimum Net Proceeds;

(ii) to the extent that the purchase price paid by the Buyer, exclusive of any applicable taxes (the "**Purchase Price**") exceeds the Minimum Net Proceeds, the Consignee shall be entitled to retain a Commission of the Purchase Price no greater than the amount set forth on the first page of this Consignment Agreement

(b) Consignee shall be entitled to retain this Commission and forward the balance of the sale proceeds for the Work to Level & Co. within five (5) business days of the receipt by Consignee of the entire Purchase Price for the Work in good and clear funds. Level & Co. reserves the right to request the full amount of the Purchase Price, as well as a redacted copy of any bill of sale or purchase agreement.

**3. Transfer of Title**: Consignee agrees that it will not release custody of the Work to any Buyer unless and until it has received payment in full of the Purchase Price for the Work. Title to the Work will transfer to the Buyer upon Consignee's receipt of the full amount of the Net Proceeds.

4. **Shipping.** Consignee shall be responsible for all expenses related to selling the Work including costs for packing, crating, customs, import and export duties, and shipping the Work from its current or pickup location to Consignee, as well as all costs associated with shipping the Work back to the original collection location (or Level & Co.'s account at its Delaware art storage facility) if it remains unsold at the end of the Consignment Period. The parties will mutually determine the return location at least five (5) business days before the end of the Consignment Period. The Consignee will exercise the same care with respect to the Work as it does in the safekeeping of comparable property of its own and will use professional art handling, crating and shipping agents, all to be agreed upon with Level & Co. in advance.

5. **Insurance.** Consignee shall be responsible for an all-risks, wall-to-wall fine art insurance coverage for the Work (and related expenses) up to the amount of the Minimum Net Proceeds, including static risks and transit worldwide, full terrorism, and protection against governmental intervention and seizure. All policies must be primary and non-contributory. If shipment is not arranged by Consignee, coverage shall commence upon safe receipt and inspection of the Work by Consignee. Risk of loss for the Work shall transfer to Consignee on the earliest of: (a) collection by shippers arranged by Consignee; or (b) receipt and inspection of the Work if shipment is arranged by Level & Co. Consignee will provide Level & Co. with a certificate of insurance evidencing such insurance coverage naming Level & Co. as an additional insured and loss payee prior to transfer of risk of loss. In the event of loss or damage, the Consignee shall notify Level & Co. within one (1) business day. Upon return of the Work, Level & Co. shall notify the Consignee in writing of any damage within five (5) business days of receipt of the Work.

6. **Level & Co.'s Representations and Warranties.**

(a) Level & Co., on behalf of itself and the owner of the Work (the "**Owner**") represents and warrants that:

(i) It is now, and will be at the time of any sale, acting with written authority on behalf of the Owner, and has full legal authority to enter into this Consignment Agreement;

(ii) The Owner holds good, valuable and marketable title to the Work;
(iii) The Work is free of any liens, claims of others or other encumbrances of any kind and will remain so at the time of any sale;
(iv) To the best of Level & Co.'s knowledge, the Work is authentic, that is, the Work was created by the artist indicated on this Agreement and the Consignor is not aware of any challenge to the authenticity or attribution of the Artwork, either actual, past, threatened or pending;
(v) Where the Work has been imported into the United States, Level & Co. represents and warrants that to the best of Level & Co.'s knowledge, the Work has been lawfully imported into the United States and lawfully exported as required by the laws and regulations of any country in which it was formerly located;
(vi) The Work has not been used and the sales proceeds will not be used to violate any applicable money laundering, currency transfer or banking laws, including, but not limited to the Bank Secrecy Act of 1970, as amended, and the Work is not otherwise connected with the proceeds of criminal activity; and
(vii) Level & Co. is not a person or entity subject to trade sanctions, embargoes or restrictions in any jurisdiction (a "Sanctioned Person"), nor are you controlling, controlled by, or under common control with a Sanctioned Person.

(b) The benefits of the representations, warranties, covenants and indemnities contained in this Consignment Agreement shall survive completion of the transaction contemplated by this Consignment Agreement, including without limitation transfer of the Work to the Buyer. Notwithstanding anything to the contrary herein, Level & Co.'s representation, warranty and indemnification relating to the authenticity of the Work shall extend to the Buyer of record, and to no other party, for a period of five (5) years from the date that Level & Co.'s receives the full amount of the net proceeds.

7. **Consignee's Representations and Warranties.**

(a) Consignee represents and warrants that:
(i) To the extent required by applicable laws and regulations intended to prevent money laundering or terrorist financing existing in the United States as well as the jurisdiction where the sale of the Work is transacted, it shall carry out necessary "know your customer" identification and verification checks on any buyer (including any party that would be considered the ultimate beneficial owner of any Buyer of the Work);
(ii) Other than with regard to clear title and authenticity, the Work will be offered "AS IS" and it will not make any representation or warranty to a potential purchaser with respect to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exhibitions, literature or historical relevance of the Work, and that no statement anywhere, whether oral or written, will be deemed such a representation or warranty; and
(iii) Consignee shall not (x) trade or otherwise transact in any security of the Work (or of the entity owning the Work), during any period commencing with the date that it first received material non-public information concerning Level & Co., the Work or the entity owning the Work and ending at such time as such information is no longer material or non-public or (y) disclose such material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of the Work or of the entity owning the Work.

8. **Mutual Indemnification.** The parties shall indemnify and hold harmless each other harmless, including their respective officers, directors, agents, employees, and representatives, from and against any and all claims, actions, losses, liabilities, damages and expenses (including reasonable legal fees and expenses) relating to any breach by a party of any of their respective obligations, covenants, representations or warranties contained in this Consignment Agreement.

**9. Marketing and Images**.

Level & Co. acknowledges and agrees that Consignee may market the Work to potential purchasers as it deems appropriate subject to the following:

During the Consignment Period, Consignee shall not publicly display the Work or advertise the Work on any website. Consignee is permitted to show the Work to limited third-party collectors/potential purchasers either remotely or physically in a private viewing room, who it reasonably believes may be interested in purchasing the Work; *provided, however*, that the Work shall not be shown to any professional artwork intermediary without the prior written consent of Level & Co. Consignee will advise Level & Co. of the identity of any art market intermediaries who will view the Work prior to their viewing of the Work.

**10. Confidentiality**. The terms of this Consignment Agreement are confidential and neither party may disclose them except (i) to its own employees, directors, attorneys, accountants, and similar professional advisors; provided that the foregoing must be bound by an equivalent obligation of confidentiality; (ii) to the Owner (who may, in turn, be required to disclose the net proceeds due to Consignor in a report filed with the United States Securities and Exchange Commission); or (iii) as may be required by a court of law, subpoena or other compulsory judicial process.

**11. Modifications**. The terms of this Consignment Agreement may be changed only by mutual consent of the parties in writing (which shall include e-mail).

**12. No Joint Venture.** This Consignment Agreement shall not be construed as a teaming, joint venture or other such arrangement between the parties.

**13. Choice of Law.** Without regard to the location of the Work at the time of sale, this Consignment Agreement shall be governed by the laws of the State of New York, exclusive of New York's choice of law provisions. In the event of a dispute, the parties' consent to the exclusive jurisdiction of New York state or federal courts.

**14. Entire Agreement.** This Consignment Agreement represents the entire agreement between the parties and supersedes any-and-all other prior agreements, both written and oral. In the event of any conflict between this Consignment Agreement and any sale terms or agreement with the Buyer, the terms of this Consignment Agreement will govern.

**15. Counterparts.** This Consignment Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one-and-the-same instrument. Signatures sent by facsimile transmission or scanned and sent by e-mail in PDF format are valid and binding and will be deemed originals for all purposes.

**Accepted and Agreed:**

| | |
|---|---|
| **[***]** | **Level & Co. Gallery, LLC** |
| ______________________________ | ______________________________ |
| [***] | Evan Beard, President |
| Date 04/25/2023 | Date 04/25/2023 |

Level & Co

**EXHIBIT A**

**CONDITION REPORT**